For Immediate Release	EXHIBIT 99.1

WSI Industries Reports 46% Sales Increase and 363% Increase in Net Earnings

WSI also Reports the Addition of a New Director of Operations

March 25, 2014—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2014 second quarter ending February 23, 2014 of $10,484,000 versus the prior year amount of $7,178,000, or an increase of 46%. Year-to-date sales for the six months ended February 23, 2014 totaled $20,683,000, an increase of 31% versus $15,762,000 in the prior year. The Company reported net income of $258,000 or $.09 per diluted share for the fiscal 2014 second quarter which was an increase of 363% over the prior year amount of $56,000 or $.02 per diluted share. Year-to-date income for the first two quarters also increased with the Company reporting net earnings of $603,000 or $.20 per diluted share versus $487,000 or $.17 per diluted share in the prior year which represented an increase of 24%.

Benjamin Rashleger, president and chief executive officer, commented: “Our top line sales growth continued in our fiscal 2014 second quarter as we experienced our second consecutive quarter with sales in excess of $10 million. Our powersports business continued to lead the way with an 81% increase in sales over the prior year quarter which led to a 68% increase in year-to-date sales over the prior year. Our bottom line results also showed improvement as our fiscal second quarter earnings improved to $258,000 from $56,000 in the prior year quarter.”

Rashleger continued: “In the prior year we completed a doubling of our manufacturing space due in large measure to the anticipation of the increase in demand in our powersports business. With a major new product line in that business as well as continued increases in existing product lines, we have experienced substantial growth in the first half of fiscal 2014.” Rashleger added: “While the powersports segment of our business has been dominant during the first half of the year, we are continuing to see evidence that our energy business is strengthening. During our fiscal second quarter, we received orders from three new customers in the energy business, which we expect to commence delivery on in our fiscal 2014 third quarter. In addition to improvements in our energy business, our aerospace, avionics and defense businesses have also shown sales growth in the first half of fiscal 2014.” Rashleger concluded: “We expect to see continued improvement in sales and earnings in the last half of fiscal 2014 considering our optimism in many segments of our business.”

WSI Industries also announced the hiring of a new Director of Operations, Dennis Middleton. Rashleger elaborated: “We are pleased to announce the addition of Dennis Middleton to our team in the role of Director of Operations. Dennis brings not only contract manufacturing knowledge, but over 30 years of combined engineering and manufacturing experience. Dennis comes from a Fortune 500 manufacturing background and has run several similar operations, including manufacturing operations much larger than WSI. As WSI continues its rapid growth, we look forward to having Dennis be part of the team providing his guidance and leadership to support our growth, and to ensure that we continue to meet and exceed our customer and shareholder expectations.”

The Company also announced today that its Board of Directors has declared a quarterly dividend of $.04 per share. The dividend will be payable April 22, 2014 to holders of record on April 8, 2014.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, energy, firearms, recreational vehicles, small engines, marine, bioscience and the defense markets.

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For additional information:

Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO)

763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.